                                   EXHIBIT 23


                                   Consent of

                             KPMG Peat Marwick LLP,

                                 the Company's

                              Independent Auditors

                         Independent Auditors' Consent


Board of Directors
Hudson General Corporation:


We consent to the incorporation by reference in the Registration Statement (No. 2-75137) on Form S-8 of Hudson General Corporation of our report dated August 16, 1995, relating to the consolidated balance sheets of Hudson General Corporation and subsidiaries as of June 30, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995 which report is incorporated by reference in the June 30, 1995 annual report on Form 10-K of Hudson General Corporation and our report dated August 16, 1995, relating to the consolidated balance sheets of Kohala Joint Venture and subsidiary as of June 30, 1995 and 1994 and the related consolidated statements of operations and partners' deficit, and cash flows and related financial statement schedule for each of the years in the three-year period ended June 30, 1995 which report appears in the June 30, 1995 annual report on Form 10-K of Hudson General Corporation.

Our report relating to the consolidated financial statements of Hudson General Corporation refers to a change in the method of accounting for income taxes.




KPMG PEAT MARWICK LLP


Jericho, New York
September 14, 1995


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